Filed Pursuant to Rule 433

Dated July 10, 2012

Registration Statement No. 333-182527

Starting on the weekend of August 11, 2012, GE Interest Plus will move to a new servicing agent. This change is being made to enhance the services we offer investors.

Your investment account information, linked bank account information you have on file (for Quick Invest/Redemption and the Wire Redemption Service), and monthly recurring investment instructions will be transferred. You will also be able to continue contacting us at our toll-free number 800-433-4480.

However, there will be changes that will impact you. To ensure a smooth transition, it is important for you to note the following:

  A new checkbook will be mailed to you when the conversion is completed
  While we will continue to process your old checks for a period of 60 days after the move, you must destroy these old checks when you receive your new checkbook.
  Your GE Interest Plus investment account number will change
  Your investment account number will be expanded from 10 to 14 digits. Four leading numbers will be added in front of your current number.
  Our bank routing and transit number will change
  Our agent bank is changing so our bank routing and transit number will also change and there will be a different routing number for wires and for Automated Clearing House (ACH) transfers (electronic transfers). If you wire funds to your investment, you will need to use the new wire routing number (along with your new investment account number). If you have authorized payees to send funds to your investment account through the ACH, you will need to provide those payees with the ACH routing number and your new investment account number.
  Our mailing addresses will change
  Our mailing addresses for checks, correspondence and overnight mail will change. First class mail will be forwarded for 60 days but you must discontinue use of any postage paid envelopes in early August.
  An enhanced eService website will be introduced but re-registration won't be required
  We'll launch an improved experience, which will be renamed GE Capital Invest Direct. If you are currently registered for eService, you will not have to re-register and your username and password will remain the same. You will be able to continue managing your GE Interest Plus investment through this site.

Filed Pursuant to Rule 433

Dated July 10, 2012

Registration Statement No. 333-182527

Find out what you need to know before, during and after your investment account converts at www.geinterestplus.com/2012newagentbank. We'll keep this page updated with information as we get closer to the move.

Because we will be sending you information in the coming weeks, please make sure your mailing address and your email address are current so you'll be sure to receive these communications.

Until the move, please conduct business as usual. We look forward to a smooth transition.

Sincerely,

GE Interest Plus

Please do not reply to this e-mail as it was automatically generated from an unmonitored e-mail address.

The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-182527] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offer. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by calling toll-free 1-800-433-4480.

© 2012 General Electric Capital Corporation.